PROSPECTUS SUPPLEMENT
(To Prospectus dated January 25, 2006)
GLOBAL MEDIUM-TERM NOTES, SERIES G AND H
GLOBAL UNITS, SERIES G AND H

We, Morgan Stanley, may offer from time to time global medium-term notes, either alone or as part of a unit.  The specific terms of any notes that we offer will be included in a pricing supplement.  The notes will have the following general terms:

•	The notes will mature more than nine months from the date of issue.	•	The notes will be either senior or subordinated.
•
The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.  Floating rates will be based on rates specified in the applicable pricing supplement.
		•	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.
•	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.	•	The notes will be issued in fully registered form, in bearer form, or in any combination of registered and bearer forms and will be represented by either definitive notes or by a single global note.

The pricing supplement may also specify that the notes will have additional terms, including the following:

•
The notes may be optionally or mandatorily exchangeable for securities of an entity that is not affiliated with us (as well as, in the case of Series H notes, for securities of an entity that is affiliated with us), for a basket or index of those securities or for the cash value of those securities.
•
Payments on the notes may be linked to currency prices, commodity prices, securities of an entity that is not affiliated with us (or securities issued by an entity affiliated with us in the case of Series H notes), baskets of those securities or indices, or any combination of the above.

		•	The notes may be either callable by us or puttable by you.

Units may include any combination of notes, warrants or purchase contracts.  Each warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities, any other property, (2) currencies or (3) commodities or (4) any combination of the above.  The specific terms of any units we offer will be included in the applicable pricing supplement.

Investing in the notes or units involves risks.  See “Foreign Currency Risks” beginning on page 7 of the accompanying prospectus.

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International plc, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

The agent may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

MORGAN STANLEY

January 4, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

SUMMARY

The following summary describes the notes and units we are offering under this program in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

We, Morgan Stanley, may offer from time to time the medium-term notes and units described in this prospectus supplement.  We will sell the notes and the units primarily outside the United States, but we may also sell them in the United States or both in and outside the United States simultaneously.  We refer to the notes and units offered under this prospectus supplement as our “Series G and Series H medium-term notes” and our “Series G and Series H units.”  We refer to the offering of the Series G and Series H medium-term notes and the Series G and Series H units as our “Series G and Series H program.”

General terms of the notes
•  The notes will mature more than nine months from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.
•  The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.
•  The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.
•  The notes will be either senior or subordinated.
•  The notes may be either callable by us or puttable by you.
•  Payments on the notes will generally be increased to offset the effect of any deduction for U.S. withholding taxes unless the notes are redeemed by us at our option.
•  Early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation or information reporting requirements.
•  The notes may be optionally or mandatorily exchangeable for securities of an entity that is not affiliated with us (as well as, in the case of the Series H notes, for securities of an entity that is affiliated with us), for a basket or index of those securities or for the cash value of those securities.
•  Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, securities of an entity that is not affiliated with us (as well as, in the case of Series H notes, securities of an entity that is affiliated with us), baskets of those securities or indices, or any combination of the above.
•  We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.
•  The notes may be issued either alone or as a part of a unit with any combination of other securities.
•  The notes will be issued in bearer form, in fully registered form, or in any combination of registered and bearer forms and will be represented by either definitive notes or by a single global note.
•  If represented by a single global bearer note, the notes either will be issued in New Global Note (“NGN”) form, in which case the notes may be “Eurosystem eligible” (as defined below under “—Forms of Securities”), or will be issued in

Classic Global Note (“CGN”) form, in which case the notes will not be Eurosystem eligible.
•      We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

General terms of units
•  Units may include any combination of notes, warrants or purchase contracts.
•  Warrants will entitle or require you to purchase from us or sell to us:
o  securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities, any other property;
o  currencies;
o  commodities; or
o  any combination of the above.
The pricing supplement will explain how we or, if specified, you may satisfy any obligations under the warrants through the delivery of the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value of the underlying securities or commodities.
•  Purchase contracts included in units will require you to purchase or sell:
o  securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities, any other property;
o  currencies;
o  commodities; or
o  any combination of the above.
A purchase contract issued as part of a unit may be either prepaid or paid at settlement.  The applicable pricing supplement will explain the methods by which you may purchase or sell the specified securities, currencies or commodities at the settlement of the purchase contract and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.
•  The applicable pricing supplement will indicate whether and under what circumstances securities included in a unit may be separated from the other securities comprised by that unit.

Forms of securities	The securities that we offer under our Series G and Series H program may be issued in bearer form or in fully registered form and, in each case, in definitive form or global form, or in any combination of the above.

Notes issued in global bearer form may be issued in NGN form or in CGN form.  The European Central Bank has announced that notes in NGN form will be in compliance with the “Standards for the use of EU securities settlement systems in ESCB credit operations” of the central banking system for the euro (the “Eurosystem”), provided that certain other criteria are fulfilled.  If such other eligibility criteria are fulfilled, notes in NGN form will be eligible to be pledged as collateral in Eurosystem operations (“Eurosystem eligible”).  Notes issued in CGN form will not be Eurosystem eligible.

Bearer notes initially will be represented by a temporary global bearer note that we will deposit with (i) in the case of notes issued in CGN form, a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream Banking, société anonyme, and/or any other relevant clearing system, or (ii) in the case of notes issued in NGN form, a common safekeeper (“CSK”) for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.  Interests in each temporary global bearer note will be exchangeable for interests in permanent global bearer notes or for definitive registered or bearer notes.  Securities issued in fully registered form will be represented either by a global security registered in the name of a common depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement.  Any note purchased on original issuance by or on behalf of a United States person must, subject to certain limited exceptions, be a registered note.

How to reach us	You may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

DESCRIPTION OF NOTES

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the prospectus and in this prospectus supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Capital Units (“Description of Capital Stock—Outstanding Capital Stock”)

•	Senior Debt Indenture (“Description of Debt Securities—Indentures”)

•	senior indebtedness (“Description of Debt Securities—Subordination Provisions”)

•	Subordinated Debt Indenture (“Description of Debt Securities—Indentures”)

General Terms of Notes

We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series G and Series H medium-term notes issued under each indenture, together with our Series F global medium-term notes, referred to below under “Plan of Distribution,” will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series.  We may create and issue additional notes with the same terms as previous issuances of Series G or Series H medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Outstanding Indebtedness of Morgan Stanley. Neither indenture limits the amount of additional indebtedness that we may incur.  At August 31, 2007, we had approximately $116 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture.  In addition, at August 31, 2007, we had approximately $43 billion aggregate principal amount of debt securities outstanding under an amended and restated senior indenture, dated May 1, 1999, between us and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee, and approximately $4 billion aggregate principal amount of debt securities outstanding under an amended and restated subordinated indenture, dated May 1, 1999, between us and The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as trustee. For the purposes of this paragraph, these amounts include (i) for any debt security sold with original issue discount, the issue price of that debt security plus all discount accreted as of August 31, 2007, and (ii) for any debt security denominated in a foreign currency, the U.S. dollar equivalent on August 31, 2007 of the issue price of that debt security.

Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.  Notes issued under the Subordinated Debt Indenture will rank on a parity with all of our other subordinated indebtedness and, together with all of our other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness.  See “Description of Debt Securities—Subordination Provisions” in the prospectus.  At August 31, 2007, we had outstanding approximately $197 billion of senior indebtedness (including approximately $19 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries), approximately $4 billion of subordinated indebtedness that will rank on a parity with notes issued under the Subordinated Debt Indenture and approximately $5 billion of junior subordinated indebtedness. Subsequent to August 31, 2007 and through October 31, 2007, additional senior notes in an aggregate principal amount of approximately $15 billion were issued and repayments of $3 billion were made.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of our Series G and Series H medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	whether the notes are senior or subordinated;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•
for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	whether interest will be payable in cash or payable in kind;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•
whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of an entity that is not affiliated with us (or securities issued by an entity affiliated with us in the case of Series H notes), baskets of those securities or indices, or any combination of the above;

•	the terms on which early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation or information reporting requirements;

•	whether payments on the notes will be increased to offset the effect of any deduction for U.S. withholding taxes;

•
the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities not affiliated with us, or into or for stock or other securities of entities affiliated with us in the case of the Series H notes, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

•
if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•	whether the notes will be issued in bearer form, in fully registered form, or in any combination of registered and bearer forms;

•	whether the notes, if issued in global bearer form, will be issued in NGN form, and therefore may be Eurosystem eligible, or in CGN form, and therefore will not be Eurosystem eligible;

•	whether the notes will be listed on any stock exchange or other relevant authority;

•	any other terms on which we will issue the notes.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or in London or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“Euroclear operator” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

The “record date” for any interest payment date for a registered note is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

References in this prospectus supplement to “U.S. dollars” and “U.S.$” and “$” are to the currency of the United States of America, all references to “pounds sterling” and “₤” are to the currency of the United Kingdom, all references to “Japanese Yen” and “¥” are to the currency of Japan and all references to “Australian dollars” and “AUD” are to the currency of the Commonwealth of Australia.

References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes, either alone or as part of a unit, in:

•	definitive bearer form with coupons attached or in temporary or permanent global bearer form without coupons attached;

•	fully registered definitive or global form without coupons; or

•	any combination of registered and bearer forms.

References to “bearer notes” will, except where otherwise indicated, include permanent or temporary global bearer notes, as well as definitive bearer notes and any attached coupons.

Global Bearer Notes.  If we issue notes in bearer form, each bearer note will be represented initially by a temporary global bearer note, without coupons attached.  We will deposit each temporary global bearer note with (i) in the case of notes issued in CGN form, a common depositary for the Euroclear operator, Clearstream, Luxembourg and/or any other relevant clearing system authorized to maintain accounts with that common depositary or (ii) in the case of notes issued in NGN form, a CSK for the Euroclear operator and Clearstream, Luxembourg.  In each case, the Euroclear operator and Clearstream, Luxembourg or, as applicable, any other relevant clearing system, will credit the account designated by or on behalf of the subscriber of those bearer notes with a principal amount of notes equal to the principal amount for which it has subscribed and paid.  The interests of each person or persons shown in the records of the Euroclear operator or Clearstream, Luxembourg and/or any other relevant clearing system as being entitled to an interest in a temporary global bearer note (each a “beneficial owner”) will be exchangeable for interests in a permanent global bearer note in accordance with the procedures we describe in “Exchange of Temporary Global Bearer Notes for Permanent Global Bearer Notes” below.  In the case of notes issued in CGN form, a common depositary for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, or, in the case of notes issued in NGN form, the CSK, will hold the permanent global bearer note for credit to the accounts designated by or on behalf of the beneficial owners.

With respect to notes issued in NGN form, the aggregate principal amount outstanding of the notes will be the aggregate amount from time to time entered in the records that both the Euroclear operator and Clearstream, Luxembourg (together, the “Relevant Clearing Systems”) hold for their customers to reflect the amount of each such customer’s interest in the notes.  The records of the Relevant Clearing Systems will be conclusive evidence of the aggregate principal amount of the notes outstanding and a statement issued by either of the Relevant Clearing Systems stating the aggregate principal amount of the notes, which will be issued to the beneficial owner of such bearer notes, to the trustee or to the principal paying agent upon request, will be conclusive evidence of the records of the Relevant Clearing Systems at that time.

Exchange of Temporary Global Bearer Notes for Permanent Global Bearer Notes.  An interest in a temporary global bearer note may be exchanged for an interest in a permanent global bearer note on or after the exchange date described below if our paying agent has received an ownership certificate required under the United States Treasury regulations.  The “exchange date” for a temporary global bearer note will normally be the 40th day after the date on which we receive the proceeds of the sale of the note.  However, if an agent holds a note as part of an unsold allotment or subscription for more than 40 days after the closing date for the note, the exchange date will be the day after the date on which the agent sells the note.  The substance of the required ownership certificate and an explanation of how it is delivered to our paying agent is described under “—Interest and Principal Payments” below.

Exchange of Permanent Global Bearer Notes for Definitive Notes.  The beneficial owner of a note represented by a permanent global bearer note may exchange that interest for a definitive bearer note.  The beneficial owner must give 30 days’ written notice of exchange to the principal paying agent through either the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  If the principal paying agent receives an initial request to exchange an interest in a permanent global bearer note for a definitive bearer note or notes and the permanent global bearer note is in CGN form, all other interests in that permanent global bearer note will be exchanged for definitive notes, although interests in the definitive notes may continue to be held through the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  If the principal paying agent receives a request at any time to exchange an interest in a permanent global bearer note for a definitive bearer note or notes and the permanent global bearer note is in NGN form, the aggregate principal amount of such note or notes issued in definitive bearer form will be deducted from the aggregate principal amount of the permanent global note held by the CSK, as recorded in the records of the Euroclear operator and Clearstream, Luxembourg, and the remaining principal amount of the permanent global bearer note will continue to be held by the CSK.  In either case, all such definitive bearer notes will be serially numbered, with coupons, if any, attached.

In addition, we will exchange all interests in a permanent global bearer note for definitive bearer notes of any authorized denominations if:

•	any note represented by the permanent global bearer note is accelerated following an Event of Default; or

•
either Euroclear or Clearstream, Luxembourg or any other relevant clearing system is closed for business for a continuous period of fourteen days, other than by reason of public holidays, or announces an intention to cease business permanently or in fact does so.

In the event of any exchange of an interest in a permanent global note for definitive notes, (i) if such permanent global note is in CGN form, the common depositary for the Euroclear operator, Clearstream, Luxembourg and, as applicable, any other relevant clearing system, or (ii) if such permanent global note is in NGN form, the Relevant Clearing Systems, will instruct the principal paying agent regarding the aggregate principal amount and denominations of the definitive bearer note or notes that must be authenticated and delivered to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, or the CSK, as applicable.  These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of a notice of acceleration or clearing system closure, or, in the case of notes in CGN form, the initial request for definitive bearer notes.  No bearer notes will be delivered in the United States.

In the event of the exchange of interests in a permanent global note in NGN form comprising less than the entire aggregate principal amount of the permanent global note, the principal paying agent will authenticate and deliver the relevant definitive note or notes to the beneficial owner requesting such exchange and will instruct the Relevant Clearing Systems to reduce the aggregate principal amount of the permanent global bearer note in their records as described above, and the remaining principal amount of the permanent global bearer note will continue to be held by the CSK.  This exchange will occur at no expense to the beneficial owner, as soon as practicable after the receipt of the request for a definitive note or notes.

Legend.  Each bearer note and coupon, if any, will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.”

Denominations.  We will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of U.S.$1,000 or any amount greater than U.S.$1,000 that is an integral multiple of U.S.$1,000; or

•
for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of U.S.$1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “—Interest and Principal Payments—Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

New York Law to Govern.  The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

Definitive bearer notes and any coupons are transferable by delivery. You may exchange definitive bearer notes for other bearer notes in other authorized denominations and in an equal aggregate principal amount.  The exchange will take place at the offices of the principal paying agent in London, England or at the office of any transfer agent that we designate for that purpose.  The terms of, and procedures established under, the indenture govern any exchange of the definitive bearer notes.

We have initially designated The Bank of New York, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch), as a transfer and paying agent for the senior notes and as our principal paying agent for the senior notes outside the United States.  We have initially designated The Bank of New York, London Branch (as successor to J.P. Morgan Trust Company, National Association), as a transfer and paying agent for the subordinated notes and as our principal paying agent for the subordinated notes outside the United States.  We may at any time appoint additional transfer agents for the notes and may appoint additional paying agents for the notes outside the United States.  As long as any Series G notes are admitted to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc and the UK Listing Authority requires it, we will maintain a transfer agent and a paying agent in London.  If any European Union Directive on the taxation of savings comes into force, we will, to the extent possible as a matter of law, maintain a paying agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

You may present registered notes for registration of transfer or exchange at the offices of the registrar or at the offices of any transfer agent that we designate.  We have initially designated The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the registered senior notes and as our paying agent for registered senior notes in the United States.  We have initially designated The Bank of New York (as successor to

J.P. Morgan Trust Company, National Association), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the registered subordinated notes and as our paying agent for registered subordinated notes in the United States.  All references to a registrar will include any successor registrar that we appoint.  We can rescind our initial designation of the registrar or a transfer agent at any time.  However, so long as any notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where registered notes may be presented for registration of transfer and exchange.

We will not be required to:

•
register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption;

•
register the transfer of or exchange any registered note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed or repaid in part; or

•
exchange any bearer note selected for redemption or surrendered for optional repayment, except that the bearer note may be exchanged for a registered note representing the same principal amount as the bearer note so exchanged if that registered note is simultaneously surrendered for either redemption or repayment.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Exchange of Definitive Bearer Notes for Registered Notes.  If the applicable pricing supplement so specifies, you may elect to exchange definitive bearer notes, with all unmatured coupons, and all matured coupons, if any, in default, for registered notes.  The registered notes must be of authorized denominations and in an equal aggregate principal amount.  The exchange will take place at the office of the registrar or at the office of any transfer agent that we may designate for that purpose.  Definitive bearer notes that you surrender in exchange for registered notes (i) after the close of business at any designated office on any record date for the payment of interest on a registered note and (ii) before the opening of business at the designated office on the relevant interest payment date will be surrendered without the coupon related to the payment of interest on that interest payment date.  You can exchange registered notes for registered notes in other authorized denominations and in an equal aggregate principal amount in accordance with the provisions of the indentures.  You may not exchange registered notes for bearer notes.

Interest and Principal Payments

Global Bearer Notes.  The paying agent will pay interest on a temporary global bearer note to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system on that portion of the temporary global bearer note held for its account.  The paying agent will pay interest to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system only on that portion of the principal amount of the relevant temporary global bearer note for which it receives an ownership certificate signed by the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, as described in the following paragraph.  The ownership certificate must be dated no earlier than the interest payment date.  The ownership certificate will be based on ownership certificates provided to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system by its participants.  The Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit interest received to the accounts of the participants for the beneficial owners of those accounts only if the participants have furnished ownership certificates.

The person entitled to receive the principal of or interest on a temporary global bearer note must furnish an ownership certificate through the broker or other direct or indirect participant in the clearing systems through which it holds its interest in order to receive any principal or interest.  An ownership certificate is a signed certificate in writing, or an electronic certificate described in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of certification, the bearer note is:

•	owned by a person that is not a United States person;

•	owned by a United States person that:

o	is a foreign branch of a United States financial institution, as defined in the applicable United States Treasury regulations, purchasing for its own account or for resale, or

o	acquired the bearer note through a foreign branch of a United States financial institution and who holds the bearer note through the financial institution on the date of certification,

in either case, each such United States financial institution must agree, on its own behalf or through its agent, that it will comply with the requirements of section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the applicable United States Treasury regulations; or

•
owned by a United States or foreign financial institution for the purposes of resale during the restricted period, as defined in United States Treasury regulations section 1.163-5(c)(2)(i)(D)(7), and, if the owner of the bearer note is a United States or foreign financial institution described in this third clause, whether or not also described in the previous clauses, the financial institution must certify that it has not acquired the bearer note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

As used in this prospectus supplement, the term “United States person” means, for U.S. federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.  In addition, certain trusts treated as United States persons before August 20, 1996 that elect to continue to be so treated to the extent provided in the United States Treasury regulations shall be considered United States persons.

On the exchange date and provided that the required ownership certificates have been received, the paying agent will exchange interests in a temporary global bearer note to the related permanent global bearer note.  The paying agent will pay the principal, premium, if any, and interest, if any, on the permanent global bearer note to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system with respect to that portion of the permanent global bearer note held for its account.  At maturity, redemption or repayment or on an interest payment date, the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the principal, premium, if any, and any interest, if any, received to the respective accounts of the beneficial owners of the permanent global bearer note.  Payment of principal, premium, if any, and interest, if any, made on any permanent global bearer note will be made to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system in immediately available funds, subject to any applicable laws and regulations.

If a registered note is issued in exchange for any portion of a permanent global bearer note after the close of business at the office or agency where the exchange occurs on any record date and before the opening of business at the office or agency on the relevant interest payment date, the paying agent will not pay that interest to the beneficial owner of the registered note at that time.  Instead, the paying agent will pay that interest to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system only.  The Euroclear operator,
Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the interest to the account of the beneficial owner of that portion of the permanent global bearer note on the record date.

Definitive Bearer Notes.  The paying agent will pay principal, premium, if any, and interest, if any, on a definitive bearer note at maturity or upon redemption or repayment or on any interest payment date only if the notes and/or any coupons relating to that interest payment date are presented and surrendered.  The definitive bearer notes and/or coupons must be presented and surrendered at the offices of a paying agent outside the United States.  The holder has the option to receive payment (i) by check or (ii) by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States.  To elect the second option, the paying agent must receive appropriate wire transfer instructions not less than 15 calendar days prior to an applicable payment date.  Payment of interest on a definitive bearer note due on any interest payment date will be made only if the coupon relating to that interest payment date is presented and surrendered.  Payment will be made in immediately available funds, subject to any applicable laws and regulations.

All Bearer Notes.  Payment on any bearer note will not be made:

•	at any office or agency of ours in the United States;

•	by check mailed to any address in the United States; or

•	by wire transfer to an account maintained with a bank located in the United States.

Despite these general prohibitions, payments of principal, premium, if any, and interest, if any, on bearer notes payable in U.S. dollars will be made at the office of our paying agent in the Borough of Manhattan, The City of New York, if and only if the payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Registered Notes.  We describe how principal and interest payments are made on registered notes under “Description of Debt Securities—Interest and Principal Payments” in the accompanying prospectus.

Unavailability of Foreign Currency.  We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the prospectus.

Unclaimed Principal, Premium or Interest.  If money is paid by us and held by the applicable trustee or any paying agent for payment of the principal, premium, if any, or interest, if any, on any notes that remain unclaimed at the end of two years after that principal, premium, if any, or interest, if any, has become due and payable, whether at maturity or upon call for redemption or otherwise:

•	the trustee or the paying agent will notify the holders of the notes that money will be repaid to us and any person claiming that money will thereafter look only to us for payment, and

•	that money will be repaid to us.

Upon repayment, the trustee or the paying agent for that money will not be liable for the money.  However, our obligation to pay the principal of, premium, if any, or interest on, the notes as they become due will not be limited in any way.

Discount Notes.  Some notes may be considered to be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield.  We refer to these notes as “discount notes.”  In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

o	its issue price, expressed as a percentage of the aggregate principal amount, plus

o	the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method.  The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated.  If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued.  If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.  The accrual of the applicable original discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain discount notes may not be treated as issued with original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes.  See the discussion under “United States Federal Taxation” in the accompanying prospectus.  See the applicable pricing supplement for any special considerations applicable to these notes.

Redemption and Repurchase of the Notes

Optional Redemption by Morgan Stanley.  The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity, other than as provided under “Tax Redemption” below, or will indicate the terms of our option to redeem the notes.

If the applicable pricing supplement indicates that we may redeem any issuance of notes prior to maturity in whole or in part and we redeem less than the entire aggregate principal amount of such notes at any time, (i) in the case of notes issued in CGN form, the trustee will select or cause to be selected, not more than 60 days (or such other indicated period) prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate, or (ii) in the case of notes issued in NGN form, the notes to be redeemed will be selected in accordance with the rules and procedures of the Euroclear operator and/or Clearstream, Luxembourg (to be reflected in the records of the Relevant Clearing Systems as either a pool factor or a reduction in nominal amount, at their discretion).

Repayment at Option of Holder.  If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Debt Securities” in the accompanying prospectus.  The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	securities of an entity that is not affiliated with us as well as, in the case of Series H notes, securities of an entity that is affiliated with us;

•	a basket of those securities;

•	an index or indices of those securities; or

•	any combination of, or the cash value of, any of the above.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium.  The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes.  The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Notes.  At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity.  If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property.  Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange.  The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property.  The underlying property may be the securities of either U.S. or foreign entities or both.  The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted.  Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

Special Requirements for Exchange of Global Securities.  If an optionally exchangeable note is represented by a global bearer note or by definitive notes that remain on deposit with a common depositary, specified depository or CSK, as the case may be, for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, the beneficial owner must exercise the right to exchange through the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  In order to ensure that the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system of its desire to exchange in accordance with the then applicable operating procedures of the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.

Payments upon Acceleration of Maturity or upon Tax Redemption.  If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, or is redeemed as set forth below under “—Tax Redemption,” the amount payable on:

•
an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•
a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of an entity not affiliated with us (as well as, in the case of Series H notes, securities of an entity affiliated with us), baskets of those securities or indices of those securities, or any combination of the above.  These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.”  The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency”;

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.

The denominated currency and the payment currency may be the same currency or different currencies.  Interest on currency-linked notes will be paid in the denominated currency.

Tax Redemption

All Notes.  The notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

•
any change in or amendment to the laws (including a holding, judgment, or order by a court of competent jurisdiction), or any regulations or rulings promulgated under the laws, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the date of the pricing supplement in connection with the issuance of the notes or any other date specified in the applicable pricing supplement, we are or will become obligated to pay additional amounts (as defined below under “—Payment of Additional Amounts”) with respect to the notes as described below under “—Payment of Additional Amounts.”  The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption.  See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption” for information on mandatorily exchangeable notes.

Morgan Stanley will give notice of any tax redemption.  Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement.  The date and the applicable redemption price will be specified in the notice, which will be given in accordance with “—Notices” below.

Prior to giving notice of tax redemption under this paragraph, we will deliver to the applicable trustee:

•	a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due.  We refer to the date on which the certificate is delivered to the trustee as the “redemption determination date.”

If any date fixed for redemption is a date prior to the exchange date, definitive bearer notes will be issuable on and after the redemption date as if the redemption date had been the exchange date.  Receipt of ownership certificates, described above under “—Interest and Principal Payments” is a condition to the delivery of definitive bearer notes.

Special Tax Redemption for Bearer Notes.  If we determine that any payment of principal, premium, if any, or interest, if any, due on any bearer note or coupon that we or the paying agent made outside the United States would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, which would disclose to us, any paying agent or any governmental authority the nationality, residence or identity of a beneficial owner of a bearer note or coupon who is a U.S. Alien, as defined below in “—Payment of Additional Amounts,” other than a requirement that:

•	would not be applicable to a payment made by us or any paying agent

o	directly to the beneficial owner, or

o	to a custodian, nominee or other agent of the beneficial owner, unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, or

•
can be satisfied by the custodian, nominee or other agent certifying to the effect that the beneficial owner is a U.S. Alien (as defined below under “—Payment of Additional Amounts”), unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, then we will (i) redeem the bearer notes, as a whole, at a redemption price equal to 100% of the principal amount of the bearer notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption, or (ii) at our election, if the conditions described below in “—Election to Pay Additional Amounts Rather than Redeem,” are satisfied, pay the additional amounts specified in that paragraph.  See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption” above for information on mandatorily exchangeable notes.

We will make the determination and election described above as soon as practicable and publish or transmit, as applicable, prompt notice, which we refer to as the “determination notice,” stating:

•	the effective date of the certification, identification or other information reporting requirements;

•	whether we will redeem the bearer notes or have elected to pay the additional amounts specified in “—Election to Pay Additional Amounts Rather than Redeem”; and

•	if we elect to redeem, the last date by which the redemption of the bearer notes must take place.

If we redeem the bearer notes for this reason, the redemption will take place on a date, not later than one year after the publication of the determination notice.  We will elect the date fixed for redemption by notice to the applicable trustee at least 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement.  Notice of the redemption of the bearer notes will be given to the holders of the bearer notes not more than 60 nor less than 30 days prior to the date fixed for redemption or within the redemption notice period designated in the applicable pricing supplement.  The redemption notice will include a statement as to the last date by which the bearer notes to be redeemed may be exchanged for registered notes.

Notwithstanding the foregoing, we will not redeem the bearer notes if we subsequently determine, not less than 30 days prior to the date fixed for redemption, or prior to the last day of the specified redemption notice period in the applicable pricing supplement, that subsequent payments would not be subject to any certification, identification or other information reporting requirement, in which case we will publish or transmit, as applicable, prompt notice of the determination and revoke any earlier redemption notice.

The right, if any, of the holders of bearer notes called for tax redemption as described above to exchange bearer notes for registered notes will terminate at the close of business of the principal paying agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of bearer notes for registered notes will be permitted.

Election to Pay Additional Amounts Rather than Redeem.  If and so long as the certification, identification or other information reporting requirements referred to in “—Special Tax Redemption for Bearer Notes” would be fully satisfied by payment of a U.S. withholding tax, backup withholding or similar charge, we may elect to pay additional amounts as defined below under “—Payment of Additional Amounts” as may be necessary so that every net payment made outside the United States following the effective date of the requirements by us or any paying agent of principal, premium, if any, or interest, if any, due in respect of any bearer note or any coupon of which the beneficial owner is a U.S. Alien will not be less than the amount provided for in the bearer note or coupon to be then due and payable after deduction or withholding for or on account of the backup withholding or similar charge, other than a U.S. withholding tax, backup withholding or similar charge that:

•
is imposed in connection with a certification, identification or other information reporting requirement described in the bullet points in the first paragraph following the heading “Special Tax Redemption for Bearer Notes,” or

•
is imposed as a result of presentation of the bearer note or coupon for payment more than 15 days after the date on which the payment becomes due and payable or on which payment of the bearer note or coupon is duly provided for, whichever occurs later.

Our ability to elect to pay additional amounts as described in this paragraph is conditioned on there not being a requirement that the nationality, residence or identity of the beneficial owner be disclosed to us, any paying agent or any governmental authority, as a result of the payment of the additional amounts.

If we elect to pay any additional amounts as described in this “—Election to Pay Additional Amounts Rather than Redeem,” we will have the right to redeem the bearer notes as a whole at any time by meeting the same conditions described in “—Special Tax Redemption for Bearer Notes,” and the redemption price of the bearer notes will not be reduced for applicable withholding taxes.  If we elect to pay additional amounts as described in this “—Election to Pay Additional Amounts Rather than Redeem,” and the condition specified in the first sentence of this “—Election to Pay Additional Amounts Rather than Redeem,” should no longer be satisfied, then we will redeem the bearer notes as a whole under the applicable provisions of “—Special Tax Redemption for Bearer Notes.”

Payment of Additional Amounts

Subject to the exceptions and limitations set forth below, we will pay any additional amounts, which we refer to as the “additional amounts,” to the beneficial owner of any note or of any coupon issued with a bearer note who is a U.S. Alien as may be necessary in order that every net payment of the principal of and interest on such note and any other amounts payable on such note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the note or coupon to be then due and payable.

We will not, however, make any payment of additional amounts to any beneficial owner who is a U.S. Alien for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

o
the existence of any present or former connection between the beneficial owner of such note or coupon, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o
the presentation by or on behalf of the beneficial owner of such note or coupon for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such note or coupon is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization or a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such note;

•
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such note, if payment can be made without the required withholding by any other paying agent in a city in Western Europe;

•
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

•	any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note or coupon presented for payment:

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

•
by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note or coupon to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary of, or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner held its interest in the note directly.

As used in this prospectus supplement, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes and Interest Coupons

At the expense of the holder, we may, in our discretion, replace any notes or coupons that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen.  The mutilated notes or coupons must be delivered to the applicable trustee, the principal paying agent or the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes or coupons must be delivered to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee.  At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note or coupon will be issued.

Notices

Notice to Holders of Bearer Notes.  Except as provided in the next sentence, we will publish notices to holders of bearer notes in a newspaper in the English language of general circulation in the Borough of Manhattan, The City of New York, and in The City of London, and, if required by Luxembourg law or stock exchange regulation, in Luxembourg.  We may give notice to the beneficial owners of bearer notes held only in global form through the customary notice procedures of the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, in which case we will not publish the notice in a newspaper unless required to by law or stock exchange or other relevant authority regulation.

Notices will be deemed to have been given on the date of publication, or other transmission, as applicable, or, if published in newspapers or transmitted on different dates, on the date of the first publication or transmission.

Notices to Holders of Registered Notes.  We will mail notice to each holder of a registered note by first class mail, postage prepaid.  The notice will be mailed to the respective address of each holder as that address appears upon our books.

DESCRIPTION OF UNITS

Investors should carefully read the general terms and provisions of our units in “Description of Units” in the prospectus.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the prospectus and in “Description of Notes” in this prospectus supplement.  If a warrant is offered as part of a unit, investors should also review the information in “Description of Warrants” in the prospectus.  If a purchase contract is offered as part of a unit, investors should also review the information in “Description of Purchase Contracts” in the prospectus.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	purchase contract (“Description of Purchase Contracts”)

•	purchase contract property (“Description of Purchase Contracts”)

•	Unit Agreement (“Description of Units”)

•	warrant (“Description of Warrants—Offered Warrants”)

•	warrant agent (“Description of Warrants—Significant Provisions of the Warrant Agreements”)

•	warrant property (“Description of Warrants—Offered Warrants”)

Further Information on Units

Terms Specified in Pricing Supplement.  We may issue from time to time units that may include one or more notes, warrants or purchase contracts. The applicable pricing supplement will describe:

•
the designation and the terms of the units and of the notes, warrants or purchase contracts, or any combination of notes, warrants or purchase contracts, included in those units, including whether and under what circumstances those notes, warrants or purchase contracts may be separately traded;

•	any additional terms of the Unit Agreement; and

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes, warrants and purchase contracts constituting those units.

Units will be issued in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

Warrants will entitle or require you to purchase from us or sell to us:

•
securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	commodities; or

•	any combination of the above.

Purchase contracts included in Series G or Series H units will require you to purchase or sell:

•
securities issued by us or by an entity not affiliated with us (or issued by an entity affiliated with us in the case of Series H units), a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	commodities; or

•	any combination of the above.

Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, and, for units in bearer form, at the office of The Bank of New York, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch), as unit agent and collateral agent for the units outside of the United States, the holder may:

•	present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

•	register the transfer of the units; and

•	exchange the units, except that global bearer units will be exchangeable only in the manner and to the extent set forth below.

We may at any time appoint additional unit agents or other agents with respect to the units outside the United States.  The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Form of Units

The units will be issued in the form corresponding to the form of the notes comprised by the units and, will be issued

•	in definitive bearer form or in temporary or permanent global bearer form;

•	in fully registered definitive form; or

•	in any combination of the above bearer or registered forms.

Each other security comprised by a unit will be in the corresponding form.  Units will be issued in denominations of a single unit and any integral multiple of a single unit, with face amounts as indicated in the applicable pricing supplement, generally corresponding to the principal amount of the notes comprised by the units.  See “Description of Notes—Forms of Notes” above.

Exchanging Units.  Registered units will be exchangeable for registered units in other authorized denominations, in an equal aggregate principal amount.  Bearer units will not be issuable in exchange for registered units.  Registered units may be presented for registration of transfer or exchange at the offices of the unit agent or at the offices of any other agent designated by us for that purpose.  Bearer units may be presented for exchange in the manner set forth below.  No service charge will be made for any registration of transfer or exchange of units, but we may require payment of a sum sufficient to cover any tax or other governmental charge.  Bearer units, together with the securities comprised by the unit, will be transferable by delivery.

Global Bearer Units.  If we issue units in bearer form, each bearer unit will be represented initially by a temporary global bearer unit.  Each temporary global bearer unit will be deposited with a common depositary for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  The Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the account designated by or on behalf of the subscriber with a number, and specified face amount, if applicable, of units equal to the number, and specified face amount, if applicable, for which it has subscribed and paid.  The interests of the beneficial owner or owners in a temporary global bearer unit, and in the temporary global form of any warrant or purchase contract comprised by the unit, will be exchangeable for an interest in a permanent global bearer unit.  The exchange will be made at the time, and to the extent, of the exchange of the interest in the temporary global bearer note comprised by the unit, in accordance with procedures described above under “Description of Notes—Forms of Notes.”  If no note is included in a unit, the applicable pricing supplement will describe any applicable exchange procedure.  The permanent global bearer unit will be held by a common depositary for the Euroclear operator, Clearstream, Luxembourg, or, as applicable, any other relevant clearing system for credit to the account designated by or on behalf of the beneficial owner.

Exchange of Global Bearer Units for Definitive Bearer Units.  The beneficial owner of a unit represented by a permanent global bearer unit may exchange the interest in the permanent global bearer unit for a definitive bearer unit, consisting of the definitive forms of each security included in the unit.  If the applicable pricing supplement so discloses, the beneficial owner of a temporary global bearer unit may also exchange its interest in the temporary global bearer unit for a definitive registered unit, comprising the definitive registered forms of each security included in the unit, of any authorized denominations.  The beneficial owner must give 30 days’ written notice of exchange to the principal paying agent through either the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  Upon receipt by the unit agent of an initial request to exchange an interest in a permanent global bearer unit for a definitive bearer unit, all other interests in that permanent global bearer unit will be exchanged for definitive units, consisting of the definitive forms of each security included in the unit.  All definitive bearer units will be serially numbered.  The common depositary for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will instruct the unit agent regarding the aggregate principal amount and denominations of definitive bearer units that must be authenticated and delivered to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.  These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of the initial request for definitive bearer units or of a notice of acceleration or clearing system closure.  No bearer unit will be delivered in the United States.  The holder can exchange definitive bearer units in other authorized denominations and in an equal aggregate number.  The exchange will take place at the offices of the unit agent or at the office of any other agent designated by us for that purpose.

Special Requirements for Exercise of Rights for Global Units.  If a unit represented by a global bearer unit or by definitive units that remain on deposit with a common depositary for Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system:

•	includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property,

•	includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

•	otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the holder must exercise those rights through the Euroclear operator,  Clearstream, Luxembourg or, as applicable, any other relevant clearing system.

In order to ensure that the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers.  Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the common depositary.

UNITED STATES FEDERAL TAXATION

In the opinion of Davis Polk & Wardwell, our counsel, the following are the material U.S. federal tax consequences of ownership and disposition of the notes and of the units.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as nonresident alien individuals who have lost U.S. citizenship or who have ceased to be treated as resident aliens and Non-U.S. Holders, as defined below, for whom income or gain in respect of a note or a unit is effectively connected with the conduct of a trade or business in the United States.  Persons considering the purchase of notes or units are urged to consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific securities offered thereunder.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or unit issued under this prospectus supplement that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder is urged to consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or unit.

Notes

Except as otherwise provided in the applicable pricing supplement and subject to the discussions below, a Non-U.S. Holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or premium, if any, or interest (including original issue discount, if any) on a note or coupon, or proceeds from or gain on the sale or disposition of a note (including any coupon), provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	in the case of a note issued in registered form, the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. In the case of a registered note, the certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of that note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to us U.S. Internal Revenue Service (“IRS”) Form W-8BEN, in which the beneficial owner certifies under penalties of perjury, that it is not a U.S. person.

Optionally Exchangeable Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income tax, including withholding tax, with regard to an optionally exchangeable note if:

(a)  the optionally exchangeable note is treated as our indebtedness for U.S. federal income tax purposes;

(b)  the optionally exchangeable note is exchangeable only into securities that are actively traded, into a basket of securities that are actively traded or an index or indices of securities that are actively traded; and

(c)  the requirements for exemption from tax listed above under “—Notes” are met.

Except as otherwise provided in the applicable pricing supplement, with regard to the above requirements, optionally exchangeable notes for which the principal amount payable in cash equals or exceeds the issue price will be treated as our indebtedness for U.S. federal income tax purposes.  Except as otherwise provided in the applicable pricing supplement, no opinion is expressed in this prospectus supplement as to the impact of the “United States real property holding corporation” rules, which could affect the taxation of Non-U.S. Holders.  Persons considering the purchase of optionally exchangeable notes should refer to the discussion relating to U.S. federal taxation in the applicable pricing supplement for disclosure, if any is deemed necessary, concerning the applicability of these rules.  For information regarding the U.S. federal income tax consequences of ownership and disposition of the property received in exchange for an optionally exchangeable note, please refer to the publicly available documents described in the applicable pricing supplement.

Mandatorily Exchangeable Notes

Under current U.S. federal income tax law, it is unclear how a mandatorily exchangeable note will be treated.  Accordingly, nothing in this prospectus supplement should be construed to describe how mandatorily exchangeable notes are treated with regard to Non-U.S. Holders.  Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their tax advisers.  In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The tax consequences of an investment in mandatorily exchangeable notes may well be affected by future guidance, if any, relating  to the questions posed in the notice.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of ownership and disposition of this kind of investment, possibly on a retroactive basis.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the notice and its potential implications for an investment in mandatorily exchangeable notes.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

The U.S. federal income tax consequences to a Non-U.S. Holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of these securities or indices may vary depending upon the exact terms of the notes and related factors.  Except as otherwise provided in the applicable pricing supplement, a Non-U.S. Holder will generally not be subject to U.S. federal income tax, including withholding tax, with regard to a note linked to commodity prices, single securities, baskets of securities or indices if:

(a)  the note is treated as our indebtedness for U.S. federal income tax purposes,

(b)  the note is linked only to commodities or securities that are actively traded, to a basket of securities that are actively traded or to an index or indices of securities that are actively traded, and

(c)  the requirements for exemption from tax listed above under “—Notes” are met.

Except as otherwise provided in the applicable pricing supplement, with regard to the above requirements, notes linked to commodity prices, single securities, baskets of securities or indices for which the principal amount payable in cash equals or exceeds the issue price will be treated as our indebtedness for U.S. federal income tax purposes.  Except as otherwise provided in the applicable pricing supplement, no opinion is expressed in this prospectus supplement as to the impact of the “United States real property holding corporation” rules, which could affect the taxation of Non-U.S. Holders.  Persons considering the purchase of notes linked to commodity prices, single securities, baskets of securities or indices should refer to the discussion relating to U.S. federal taxation in the applicable pricing supplement for disclosure, if any is deemed necessary, concerning the applicability of these rules.

Units

Under current U.S. federal income tax law, the treatment of a Non-U.S. Holder of a unit, including a Non-U.S. Holder of a note and/or a warrant or purchase contract of which the unit is comprised, is in some cases unclear.  Prospective purchasers of units are urged to review the discussion relating to U.S. federal taxation in the applicable pricing supplement and consult with their own tax advisers.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note that is treated as a debt obligation for U.S. federal estate tax purposes will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty).

In addition, optionally exchangeable notes that are not treated as debt obligations and notes linked to commodity prices, single securities, baskets of securities or indices that are not treated as debt obligations may constitute U.S. situs property subject to U.S. federal estate tax.  The U.S. federal estate tax treatment of mandatorily exchangeable notes and of units is also unclear.

Non-U.S. Holders should consult their own tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes or the units in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

Information returns will generally be filed with the IRS in connection with payments on registered notes.  Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of a note and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on registered notes or on the proceeds from a sale or other disposition of registered notes.  The certification procedures required to claim the exemption from withholding tax on interest (including original issue discount) described above will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

A holder of a bearer note or coupon will generally not be subject to information reporting or backup withholding with respect to payments on, and the proceeds of the sale before maturity of, the bearer note or coupon.

Tax Consequences to U.S. Holders of Notes and Units in Registered Form

This discussion applies only to U.S. Holders (as defined below) of notes and units in registered form that meet all of the following conditions:

•
they are purchased by initial holders who purchase notes or units at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes or units is sold; and

•	they are held as capital assets within the meaning of Section 1221 of the Code.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•
investors holding notes or units as part of a hedging transaction, “straddle”, conversion transaction, or other integrated transaction or holding the debt securities as part of a constructive sale transaction or constructive ownership transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note or unit that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Notes

Payments of Stated Interest. Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of interest paid with respect to discount notes, short-term notes, floating rate notes, optionally exchangeable notes, foreign currency notes, mandatorily exchangeable notes and notes linked to commodity prices, single securities, baskets of securities or indices are described under “—Discount Notes,” “—Short-Term Notes,” “—Floating Rate Notes,” “—Optionally Exchangeable Notes,” “—Foreign Currency Notes,” “—Mandatorily Exchangeable Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” below.

Discount Notes

General.  A note that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount for U.S. federal income tax purposes (and will be referred to in this discussion as a “discount note”) unless the note satisfies a de minimis threshold (as described below) or is a short-term note (as defined below).  In such case, the amount of original issue discount will be equal to the excess of the “stated redemption price at maturity” over the issue price.  The “stated redemption price at maturity” of a note will equal the sum of all payments required under the note other than payments of “qualified stated interest. ”  “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest.  See “Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes.

If the difference between a note’s “stated redemption price at maturity” and its issue price is less than a de minimis amount, i.e., ¼ of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years to maturity, then the note will not be considered to have original issue discount.

A U.S. Holder of discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes.  U.S. Holders of discount notes that mature more than one year from their date of issuance will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income.  Under this method, U.S. Holders of discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, original issue discount, de minimis original issue discount, and unstated interest, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).  Such election may be revoked only with the permission of the IRS.

Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar are described under “—Foreign Currency Notes” below.

Discount Notes Subject to Early Redemption. Discount notes subject to one or more “call options” (i.e., our unconditional option to redeem a note prior to its stated maturity date) or one or more “put options” (i.e., a holder’s unconditional option to require redemption prior to maturity) may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note.  Under applicable Treasury regulations, a call option will be presumed to be exercised if the exercise of the option will lower the yield on the note.  Conversely, a put option will be presumed to be exercised if the exercise of the option will increase the yield on the note.  In either case, if an option is not in fact exercised, the note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the note’s adjusted issue price on that date.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under the terms of the note) one year or less from its date of issuance (a “short-term note”) will be treated as being issued at a discount and none of the interest paid on the note will be treated as qualified stated interest.  In general, a cash method U.S. Holder of a short-term note is not required to accrue the discount for U.S. federal income tax purposes currently in income unless it elects to do so.  Holders who so elect and certain other holders, including those who report income on the accrual method of accounting for U.S. federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding.  In the case of a holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or retirement of the short-term note will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement.  In addition, those holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term notes, in an amount not exceeding the accrued discount, until the accrued discount is included in income.

Floating Rate Notes

General.  Floating rate notes are subject to special rules whereby a floating rate note will qualify as a “variable rate debt instrument” if:

•	the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

•	it provides for stated interest, paid or compounded at least annually, at current values of:

o	one or more qualified floating rates,

o	a single fixed rate and one or more qualified floating rates,

o	a single objective rate, or

o	a single fixed rate and a single objective rate that is a qualified inverse floating rate,

each as defined in the applicable Treasury regulations; and

•	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

In general, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated.  For example, the commercial paper rate, the LIBOR rate and the CMT rate will be treated as qualified floating rates.  In general, an “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information.  A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Unless otherwise provided in the applicable pricing supplement, it is expected, and the discussion below assumes, that a floating rate note will qualify as a “variable rate debt instrument.”  If a floating rate note does not qualify as a “variable rate debt instrument,” then the floating rate note will be treated as a contingent payment debt instrument.  For a description of the treatment of contingent payment debt instruments, see the discussion under “—Optionally Exchangeable Notes” below.

Floating Rate Notes that Provide for a Single Variable Rate.  All stated interest on a floating rate note will constitute qualified stated interest and will be taxable accordingly (as described under “—Discount Notes—General” above) if:

•	the floating rate note provides for stated interest at a single variable rate throughout the term thereof; and

•	the stated interest on the floating rate note is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually.

Thus, such a floating rate note will generally not be treated as issued with original issue discount unless the floating rate note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is in excess of a specified de minimis amount, as defined above under “—Discount Notes—General.”  For this purpose, and for purposes of the discussion below under “—Floating Rate Notes that Provide for Multiple Rates,” if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate.  In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.

If a floating rate note that provides for stated interest at a single variable rate is issued with original issue discount, as discussed above, in excess of a specified de minimis amount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a floating rate note is determined under the rules applicable to fixed rate debt instruments, discussed under “—Discount Notes” above, by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

Floating Rate Notes that Provide for Multiple Rates.  In general, a floating rate note that provides for (i) multiple floating rates or (ii) one or more floating rates in addition to one or more fixed rates will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note.  A floating rate note must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note’s issue date.  Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note.  In the case of a floating rate note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate).  Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the replaced qualified floating rate or qualified inverse floating rate rather than the fixed rate.  Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the floating rate note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument.  In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

Amortizable Bond Premium.  If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the holder will be considered to have purchased the note with amortizable bond premium equal to such excess.  Special rules may apply in the case of notes that are subject to optional redemption.  A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period.  A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium previously amortized.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a holder makes a constant yield election (as described under “—Discount Notes” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest.  Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Stated Interest” above.  A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note and reduced by any  principal payments received by the holder and, in the case of a discount note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

Except as described below or as otherwise provided in the applicable pricing supplement, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income.  See “—Short-Term Notes” above.  In addition, other exceptions to this general rule apply in the case of optionally exchangeable notes, certain foreign currency notes and notes linked to commodity prices, single securities, baskets of securities or indices.  See the discussions under “—Optionally Exchangeable Notes,” “—Foreign Currency Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” below.

Foreign Currency Notes

General.  The following discussion describes certain special rules applicable to a U.S. Holder of debt instruments where all payments are denominated in, or determined with reference to, a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.”  However, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of currency-linked notes and nonfunctional currency contingent payment debt instruments are not discussed in this prospectus supplement and will be discussed in the applicable pricing supplement.

The rules applicable to notes that are denominated in a currency or currency unit other than the U.S. dollar could require some or all of the gain or loss on the sale, exchange or other disposition of a foreign currency note to be recharacterized as ordinary income or loss.  The rules applicable to foreign currency notes are complex and their application may depend on the holder’s particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular federal income tax situation.  U.S. Holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest on Foreign Currency Notes.  A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency.  A cash method holder who receives a payment of qualified stated interest in U.S. dollars will be required to include the amount of this payment in income upon receipt.  To the extent that a cash method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.

In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  In addition to the interest income accrued as described above, the U.S. Holder will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received.  The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  A U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Original Issue Discount and Amortizable Bond Premium on Foreign Currency Notes.  Original issue discount and amortizable bond premium (each as defined above) on a foreign currency note are to be determined in the relevant foreign currency.

If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency.  Foreign currency gain or loss (as defined below) is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below).  Any foreign currency gain or loss (as defined below) will be ordinary income or loss as described below.

Tax Basis in Foreign Currency Notes.  A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment.  A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Sale, Exchange or Retirement of Foreign Currency Notes.  Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates (referred to as “foreign currency gain or loss”) will be ordinary income or loss which will not be treated as interest income or expense. Foreign currency gain or loss attributable to fluctuations in exchange rates generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any bond premium previously accrued) in the foreign currency of the note, determined on the date the payment is received in exchange for the note or the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any bond premium previously accrued) in the foreign currency of the note, determined on the date the U.S. Holder acquired the note.  Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above.  The foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note.  The source of the foreign currency gain or loss will be determined by reference to the residence of the holder or the “qualified business unit” of the holder on whose books the note is properly reflected.  Any gain or loss realized by these holders in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in the holder’s income).  If a U.S. Holder recognizes a loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS.  U.S. Holders should consult their tax advisers regarding this reporting obligation, as discussed under “—Disclosure Requirements” below.

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement.  A cash method taxpayer who buys or sells a foreign currency note is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale.  An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market.  This election cannot be changed without the consent of the IRS.  Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Optionally Exchangeable Notes

General.  Unless otherwise noted in the applicable pricing supplement, optionally exchangeable notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  As a result, the optionally exchangeable notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments.

Pursuant to the contingent debt regulations, a U.S. Holder of an optionally exchangeable note will be required to accrue interest income on the optionally exchangeable note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  As such, a U.S. Holder generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year, if any.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the optionally exchangeable note that equals:

•
the product of (a) the adjusted issue price (as defined below) of the optionally exchangeable note as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the optionally exchangeable note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the optionally exchangeable note.

The “adjusted issue price” of an optionally exchangeable note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the optionally exchangeable note.

The term ‘‘comparable yield’’ as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the optionally exchangeable notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the optionally exchangeable notes.  This schedule must produce a yield to maturity that equals the comparable yield to maturity.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the optionally exchangeable notes for U.S. federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the optionally exchangeable notes.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of an optionally exchangeable note receives actual payments with respect to such optionally exchangeable note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent debt regulations equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the optionally exchangeable note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment:

•	will first reduce the U.S. Holder’s interest income on the optionally exchangeable note for that taxable year;

•
to the extent of any excess, will give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the optionally exchangeable note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

•
to the extent of any excess after the application of the previous two bullet points, will be carried forward as a negative adjustment to offset future interest income with respect to the optionally exchangeable note or to reduce the amount realized on a sale, exchange or retirement of the optionally exchangeable note.

A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Generally the sale, exchange or retirement of an optionally exchangeable note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or retirement of an optionally exchangeable note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received (the “amount realized”), and (b) the U.S. Holder’s adjusted tax basis in the optionally exchangeable note.  As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the optionally exchangeable notes.

For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected payment amount of any contingent payment due at maturity.  As previously discussed under “—Optionally Exchangeable Notes—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement are greater or lesser than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in an optionally exchangeable note generally will be equal to the U.S. Holder’s original purchase price for the optionally exchangeable note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the optionally exchangeable notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of an optionally exchangeable note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the optionally exchangeable note, and thereafter capital loss (which will be long-term if the optionally exchangeable note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If a U.S. Holder recognizes a loss upon a sale or other disposition of an optionally exchangeable note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS.  U.S. Holders should consult their tax advisers regarding this reporting obligation, as discussed under “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a note become fixed.  If one or more contingent payments on a note become fixed more than six months prior to the date each such payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations.  A U.S. Holder’s tax basis in the note and the character of any gain or loss on the sale of the note would also be affected.  U.S. Holders are urged to consult their tax advisers concerning the application of these special rules.

Mandatorily Exchangeable Notes

Under current U.S. federal income tax law, the U.S. federal income tax treatment of a mandatorily exchangeable note is unclear and will depend on the terms of the mandatorily exchangeable note.  Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their tax advisers.  In addition, U.S. Holders should read the description of the notice released on December 7, 2007 by the Treasury Department and the IRS under the section of this prospectus supplement entitled “—Tax Consequences to Non-U.S. Holders—Notes—Mandatorily Exchangeable Notes.”  U.S. Holders should consult their tax advisers regarding the notice and its potential implications for an investment in mandatorily exchangeable notes.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

The U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of a note that has principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices will vary depending upon the exact terms of the note and related factors.  Unless otherwise noted in the applicable pricing supplement, such notes will be subject to the same U.S. federal income tax treatment as optionally exchangeable notes.

Units

Under current U.S. federal income tax law, the U.S. federal income tax treatment of a unit is unclear and will depend on the terms of the unit.  Prospective purchasers of units are urged to review the applicable pricing supplement and consult with their own tax advisers.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the units and the proceeds from a sale or other disposition of the notes and the units, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements

Applicable U.S. Treasury regulations require taxpayers that participate in certain “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction.  In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand.  A transaction may be a “reportable transaction” based on any of several criteria.  Whether an investment in a note or a unit constitutes a “reportable transaction” for any holder depends on the holder’s particular circumstances.  Holders should consult their own tax advisers concerning any possible disclosure obligation that they may have with respect to their investment in the notes or the units and should be aware that we (or other participants in the transaction) may determine that the investor list maintenance requirement applies to the transaction and comply accordingly with this requirement.

PLAN OF DISTRIBUTION

We are offering the Series G and Series H medium-term notes and the Series G and Series H units on a continuing basis exclusively through Morgan Stanley & Co. International plc, which we refer to as the “agent”, who has agreed to use reasonable efforts to solicit offers to purchase these securities.  We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase securities.  Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase the agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities.  We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

We may also sell these securities to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the securities it has purchased as principal to other dealers.  The agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us.  After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

In compliance with U.S. federal income tax laws and regulations, Morgan Stanley and the agent have agreed that the agent will not, in connection with the original issuance of any bearer notes either alone or as part of a unit or during the restricted period with respect to such bearer notes, offer, sell or deliver, directly or indirectly, any bearer notes either alone or as part of a unit in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations.  In addition, the agent has represented and agreed that it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling bearer notes are aware of the above restrictions on the offering, sale or delivery of bearer notes.

The agent may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933 (the “Securities Act”).  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

We estimate that we will spend approximately $5,070,500 for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering of the Series G and H medium-term notes, the Series G and H units and the other securities currently registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we may register on our shelf registration statement subsequent to our initial filing.

With respect to securities to be offered or sold in the United Kingdom, each of the agent, underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities has represented and agreed, or will represent and agree, that:

(1)  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom;

(2)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley; and

(3)  with respect to any securities that have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and (b) it has not offered or sold and will not offer or sell any such notes other than to persons:

(i)   whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(ii)   who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley.

Where securities have a maturity of less than one year from their date of issue and either (a) the issue proceeds are received by Morgan Stanley in the United Kingdom or (b) the activity of issuing the securities is carried on from an establishment maintained by Morgan Stanley in the United Kingdom, each such security must:  (i)(A) have a minimum redemption value of £100,000 (or its equivalent in other currencies) (B) no part of any such security may be transferred unless the redemption value of that part is not less than £100,000 (or its equivalent in other currencies) and (C) be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses; or (ii) be issued in other circumstances which do not constitute a contravention of section 19 of the FSMA by Morgan Stanley.

The securities have not been, and will not be, registered under the Securities and Exchange Law of Japan.  Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.  As used in this section, a resident of Japan refers to any person resident in Japan including any corporation or other entity organized under the laws of Japan.

We have represented and agreed, and any dealers will represent and agree, that securities will be issued outside of the Republic of France and that we and any dealers will not offer or sell any securities in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the prospectus or any other offering material relating to the securities, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the Code Monétaire et Financier.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent, dealer and underwriter has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement as completed by the pricing supplement in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State:

(1)  if the pricing supplement in relation to the securities specifies that an offer of those securities may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”),  following the date of publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the pricing supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or pricing supplement, as applicable;

(2)  at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(3)  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(4)  at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent, underwriter or dealer nominated by Morgan Stanley for any such offer; or

(5)  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (2) to (5) above shall require Morgan Stanley or any agent, underwriter and dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other than with respect to the admission to listing, trading and/or quotation by such one or more listing authorities, stock exchanges and/or quotation systems as may be specified in the applicable pricing supplement, no action has been or will be taken in any country or jurisdiction by Morgan Stanley or the agent that would permit a public offering of any securities or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.  Persons into whose hands this prospectus supplement, the related offering circular or any pricing supplement comes are required by Morgan Stanley and the agent to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

Morgan Stanley & Co. International plc is an affiliate of ours.  We have been advised by the agent that it intends to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for these securities or if separable, any other securities included in any units.

In order to facilitate the offering of these securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities.  Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a short position for its own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any overallotment option.  The agent can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the agent will consider, among other things, the open market price of these securities compared to the price available under the overallotment option.  The agent may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position.  The agent must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities.  Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities.  Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of these securities through the agent, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement.  Those debt securities may include medium-term notes and units under our Series F prospectus supplement.  We refer to those notes as “Series F medium-term notes” and those units as “Series F units.”  The Series F medium-term notes and Series F units may have terms substantially similar to the terms of the securities offered under this prospectus supplement.  The Series F medium-term notes and Series F units may be offered concurrently with the offering of these securities, on a continuing basis in the United States by us, under a distribution agreement with Morgan Stanley & Co. Incorporated, as agent for us.  The terms of that distribution agreement, which we refer to as the U.S. Distribution Agreement, are substantially similar to the terms of the distribution agreement for the offering of securities in the Series G and H program, except for selling restrictions specified in that distribution agreement.

LEGAL MATTERS

The validity of the notes, the units and any securities included in the units will be passed upon for Morgan Stanley by Davis Polk & Wardwell or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley.  Sidley Austin LLP will pass upon some legal matters relating to the notes, units and any securities included in the units for the agents.  Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.

PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY		REGISTERED OFFICE OF THE COMPANY IN DELAWARE
1585 Broadway New York, New York 10036 U.S.A.		The Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801 U.S.A.

TRUSTEES
(Senior Notes) The Bank of New York 101 Barclay Street, 8W New York, New York 10286 U.S.A.		(Subordinated Notes) The Bank of New York 101 Barclay Street, 8W New York, New York 10286 U.S.A.
PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND TRANSFER AGENT FOR BEARER NOTES AND REGISTERED NOTES UNIT AGENT AND COLLATERAL AGENT FOR UNITS WARRANT AGENT FOR WARRANTS

The Bank of New York, London Branch One Canada Square London E14 5AL U.K.

OTHER PAYING AGENT AND TRANSFER AGENT FOR REGISTERED NOTES
(Senior Notes) The Bank of New York 101 Barclay Street, 8W New York, New York 10286 U.S.A.		(Subordinated Notes) The Bank of New York 101 Barclay Street, 8W New York, New York 10286 U.S.A.

LEGAL ADVISORS TO THE COMPANY		LEGAL ADVISORS TO THE AGENTS
Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 U.S.A.		Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 U.S.A.

LEGAL ADVISORS AS TO ENGLISH LAW
Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ U.K.

AUTHORIZED ADVISOR
Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London E14 4QA U.K.

AUDITORS OF THE COMPANY
Deloitte & Touche LLP Two World Financial Center New York, New York 10281 U.S.A.